Exhibit 10.1

PERSONAL & CONFIDENTIAL

September 1, 2010

Mr. J. Patrick Spainhour

6175 Chapelle Circle East

Memphis, TN  38120

Pat,

This letter will follow-up on our recent discussions and will confirm the terms of your retirement from ServiceMaster.  We respect and are grateful for your dedicated service to ServiceMaster.  I am pleased to acknowledge the arrangements below in recognition of that service.

While the target date for your departure will be 12/31/10, your actual departure date will depend on the timing of our appointment of a qualified successor.  Accordingly, your actual departure could be earlier or later than 12/31/10, depending on our progress in naming a successor.

Your departure from the company will be treated as a termination of employment without cause (and not a retirement) for purposes of your employment agreement, company equity agreements and employee benefit plans, making you eligible to receive the full array of severance benefits summarized on the attached schedule.  You will become eligible for these termination arrangements commencing with your actual date of departure from the company.

In addition, assuming your continued full-time engagement and effective leadership of the company, as determined by the Chairman of the Board, we will provide you with the following additional benefits:

•                  The period of time to exercise your vested non-matching options (350,000 options as of 8/24/10) will be extended from three months to three years from your departure date.

•                  Should any additional non-matching options vest prior to your departure date, the exercise period for those options will also be extended to three years.

•                  At your discretion, and upon your departure, you may retain a maximum of 50,000 shares (currently valued at $500,000) of your original investment in the company, and the company or CD&R investors will exercise their call right with respect to your remaining purchased shares, in accordance with your original stock subscription agreement.  You will be entitled to exercise your vested matching options (300,000 options as of 8/24/10) during the three-month period after your departure, and, if you choose to exercise these options, the company or CD&R investors will also exercise their call right with respect to the shares acquired on exercise.

•                  The company will continue medical, prescription drug and life insurance for you and your dependents (subject to insurer consent, if required) until your 65th birthday (rather than the for two years following departure provided for in your employment agreement) with expenses shared in the same proportion as prior to your departure.

Except as provided above, the contractual arrangements governing your departure will be as set forth in your employment agreement, stock subscription agreement, stock option agreement and any applicable company benefit plans.  This agreement is subject to your concurrence as indicated below and a full release of claims as provided in your employment agreement.

/s/ Edward M. Liddy

Edward M. Liddy
Chairman of the Board
ServiceMaster Global Holdings, Inc.

Accepted by:	/s/ J. Patrick Spainhour
J. Patrick Spainhour

Date:	9/8/10

Severance Payment Chart

	Benefit	Description	Timing
1.	Severance (Salary)	Two times highest annual base salary (i.e., 2x$985,000= $1,970,000)	Payable over two-year period in semi-monthly installments beginning on first payroll day following departure; subject to execution of a release of claims
2.	Severance (Bonus)	Two times highest annual target bonus (i.e., 2x$985,000= $1,970,000)	In two installments, when bonuses are paid to other executives (i.e. over a two year period)
3.	Severance (welfare benefits)	Continued medical, prescription and life insurance for executive and dependents for two years following termination with expenses shared in the same proportion as prior to termination	Executive’s employment agreement provides for two years after departure, but to be extended until executive’s 65th birthday by the attached letter agreement
4.	2010 Bonus	Pro rated based on departure date; calculated based on actual 2010 performance	Payable when 2010 bonuses are paid to other executives
5.	Other	Payment of earned but unpaid base salary, other accrued benefit entitlements, expense reimbursement, etc.	Promptly after the departure date